Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 25, 2021

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Q1 Sales and EPS

PHILADELPHIA, PA, May 25, 2021 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $54 million and record first quarter earnings per diluted share of $0.54 for the three months ended April 30, 2021.

Due to the material impact of COVID-19 on our business operations in fiscal 2021, including mandated store closures, this release includes a comparison of fiscal 2022 results to fiscal 2020, in addition to a comparison of fiscal 2022 results to fiscal 2021. Management views the comparison of fiscal 2022 results to fiscal 2020 as the more meaningful measurement of the Company’s business performance.

Sales Results for Fiscal 2022 Compared to Fiscal 2020 and Fiscal 2021

Total Company net sales for the three months ended April 30, 2021, were a record $927 million. Net sales increased 7.3% compared to the three months ended April 30, 2019. Comparable Retail segment net sales increased 10%, driven by strong double-digit growth in digital channel sales, partially offset by negative retail store sales due to reduced store traffic impacted by temporary store closures and occupancy restrictions in Europe and Canada. By brand, comparable Retail segment net sales increased 44% at the Free People Group, 9% at Urban Outfitters and 1% at the Anthropologie Group. Total Retail segment net sales also increased 10%. Wholesale segment net sales decreased 24% due in part to realigning the Free People brand customer base to focus on more regular price selling.

Total Company net sales for the three months ended April 30, 2021, increased 57.6% compared to the three months ended April 30, 2020. Comparable Retail segment net sales increased 51%, driven by strong double-digit growth in both retail store and digital channel sales. By brand, comparable Retail segment net sales increased 77% at the Free People Group, 50% at the Anthropologie Group and 42% at Urban Outfitters. Total Retail segment net sales increased 53%. Wholesale segment net sales increased 196%. Net sales for the three months ended April 30, 2020, were significantly impacted by the COVID-19 pandemic including mandated store closures for all of the Company’s stores and the majority of its wholesale partners.

“The first quarter was one for the record books; record sales, a record low markdown rate, and record earnings per share,” said Richard A. Hayne, Chief Executive Officer. “Strong ‘comps’ were driven by powerful demand and superb execution by all teams.  In May, sales trends have accelerated further which we believe bodes well for second quarter results,” finished Mr. Hayne.

Net sales by brand and segment for the three-month periods were as follows:

	Three Months Ended
	April 30,
	2021	2020	2019
Net sales by brand
Urban Outfitters	$349,681	$237,320	$316,806
Anthropologie Group	353,567	234,075	354,988
Free People Group	212,751	107,664	186,191
Menus & Venues	3,596	3,154	6,428
Nuuly (1)	7,820	6,270	—
Total Company	$927,415	$588,483	$864,413

	Three Months Ended
	April 30,
	2021	2020	2019
Net sales by segment
Retail Segment	$857,486	$561,232	$782,563
Wholesale Segment	62,109	20,981	81,850
Subscription Segment (1)	7,820	6,270	—
Total Company	$927,415	$588,483	$864,413
(1)	The Subscription segment (which is comprised of the Nuuly brand) began operations on July 30, 2019.

Operating Results for the Three Months Ended April 30, 2021, Compared to Three Months Ended April 30, 2019

Total Company net sales for the three months ended April 30, 2021 were a record $927 million. Net sales increased 7.3% compared to the three months ended April 30, 2019. Comparable Retail segment net sales increased 10%, driven by strong double-digit growth in digital channel sales, partially offset by negative retail store sales due to reduced store traffic impacted by temporary store closures and occupancy restrictions in Europe and Canada. By brand, comparable Retail segment net sales increased 44% at the Free People Group, 9% at Urban Outfitters and 1% at the Anthropologie Group. Total Retail segment net sales also increased 10%. Wholesale segment net sales decreased 24% due in part to realigning the Free People brand customer base to focus on more regular price selling.

For the three months ended April 30, 2021, the gross profit rate increased to 32.4% from 31.1% in the three months ended April 30, 2019. Gross profit dollars increased 11.7% to $300.7 million from $269.1 million. The increase in gross profit rate was primarily due to record low first quarter merchandise markdown rates in the Retail segment and benefits associated with negotiated rent concessions with landlords and international government assistance programs. All three brands recorded lower merchandise markdown rates with the Urban Outfitters and Free People brands achieving record low first quarter merchandise markdown rates. This was partially offset by an increase in delivery and logistics expenses and lower initial merchandise markups. Delivery and logistics expense deleverage was primarily driven by the increased penetration of the digital channel as well as an increase in home category net sales. Lower initial merchandise markups are primarily due to higher inbound freight and logistics expenses.

As of April 30, 2021, total inventory increased by $69.4 million, or 17.0%, compared to total inventory as of April 30, 2019.  The increase in inventory is due to the improving sales trend as well as ongoing challenges in the supply chain.  Due to extended lead times, we are bringing in product earlier to ensure we can meet our sales demand. As a result, while Retail segment comparable inventory was down 3% as compared to April 30, 2019, the significant increase in inventory in-transit more than offset it.

For the three months ended April 30, 2021, selling, general and administrative expenses decreased by $1.9 million, or 0.8%, compared to the three months ended April 30, 2019, and expressed as a percentage of net sales, decreased to 24.5% from 26.5% in the three months ended April 30, 2019. The leverage in selling, general and administrative expenses as a rate to sales and decrease in dollars was primarily related to disciplined store payroll management and overall expense control. This was partially offset by an increase in digital marketing expenses during the quarter to support the strong digital sales and customer growth.

The Company’s effective tax rate for the three months ended April 30, 2021, was 27.0% compared to 23.7% in the three months ended April 30, 2019. The increase in the effective tax rate for the three months ended April 30, 2021, was primarily due to the ratio of foreign taxable losses to global taxable profits and a lower benefit of equity activity compared to the three months ended April 30, 2019.

Net income for the three months ended April 30, 2021, was $54 million and record first quarter earnings per diluted share was $0.54.

Operating Results for the Three Months Ended April 30, 2021, Compared to Three Months Ended April 30, 2020

Total Company net sales for the three months ended April 30, 2021, increased 57.6% compared to the three months ended April 30, 2020. Comparable Retail segment net sales increased 51%, driven by strong double-digit growth in both retail store and digital channel sales. By brand, comparable Retail segment net sales increased 77% at the Free People Group,

50% at the Anthropologie Group and 42% at Urban Outfitters. Total Retail segment net sales increased 53%. Wholesale segment net sales increased 196%. Net sales for the three months ended April 30, 2020, were significantly impacted by the COVID-19 pandemic including mandated store closures for all of the Company’s stores and the majority of its wholesale partners.

For the three months ended April 30, 2021, the gross profit rate increased to 32.4% from 2.0% in the prior year’s comparable period. Gross profit dollars increased by $288.8 million to $300.7 million from $11.8 million in the prior year’s comparable period. The increase in gross profit rate was due to the negative impacts the COVID-19 mandated store closures had on the Company’s Retail segment and its partners in the Wholesale segment in the prior year quarter. The mandated store closures resulted in a significant deleverage in store occupancy and an increase in merchandise markdowns in the prior year quarter. The Company also recorded a meaningful increase in inventory obsolescence reserves in the prior year quarter due to the impact the store closures had on the aging of the Company’s inventory. Finally, during the prior year quarter the Company recorded a $14.5 million store impairment charge.

As of April 30, 2021, total inventory increased by $142.1 million, or 42.3%, on a year-over-year basis. During the three months ended April 30, 2020, the Company cancelled or delayed many orders to reduce inventory levels as a result of the significant impacts the COVID-19 pandemic was having on its operations, particularly with the mandated store closures, and recorded a meaningful increase in inventory obsolescence reserves.

For the three months ended April 30, 2021, selling, general and administrative expenses increased by $16.6 million, or 7.9%, compared to the prior year’s comparable period and expressed as a percentage of net sales, decreased to 24.5% from 35.8% in the prior year’s comparable period. The leverage in selling, general and administrative expenses for the three months ended April 30, 2021, was primarily related to leverage in store and field management expense due to the Company continuing to employ and pay a large portion of regional and store management teams despite store closures and reduced sales related to the COVID-19 pandemic in the prior year quarter. Additionally, in the prior year quarter the Company recorded a significant increase in allowance for doubtful accounts reserves for wholesale customer accounts receivables as a result of the significant disruption and uncertainty in the wholesale macro environment due to the COVID-19 pandemic.

The Company’s effective tax rate for the three months ended April 30, 2021, was an expense of 27.0% compared to a benefit of 30.3% in the prior year period.

Net income for the three months ended April 30, 2021, was $54 million and record first quarter earnings per diluted share was $0.54.

Other Information

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the three months ended April 30, 2021, the Company did not repurchase any shares. During the year ended January 31, 2021, the Company repurchased and subsequently retired 0.5 million common shares for approximately $7 million. These shares were repurchased prior to the known spread of the COVID-19 pandemic in the United States that forced the Company to close its stores for an extended period of time. As of April 30, 2021, 25.9 million common shares were remaining under the programs.

During the three months ended April 30, 2021, the Company opened a total of twelve new retail locations including: six Free People Group stores (including one FP Movement store), four Urban Outfitters stores and two Anthropologie Group stores; and closed two Free People Group stores and one Anthropologie Group store. During the three months ended April 30, 2021, no franchisee-owned stores were opened or closed.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 251 Urban Outfitters stores in the United States, Canada and Europe and websites; 238 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 153 Free People Group stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants and 1 Urban Outfitters franchisee-owned store, as of April 30, 2021. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss first quarter results and will be webcast at 5:30 pm. ET at: https://edge.media-server.com/mmc/p/jq8yytc5

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new store concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Operations

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2021	2020	2019

Net sales	$927,415	$588,483	$864,413
Cost of sales (excluding store impairment)	626,764	562,112	595,357
Store impairment	—	14,528	—
Gross profit	300,651	11,843	269,056
Selling, general and administrative expenses	227,148	210,578	229,036
Income (loss) from operations	73,503	(198,735)	40,020
Other (loss) income, net	(155)	162	2,680
Income (loss) before income taxes	73,348	(198,573)	42,700
Income tax expense (benefit)	19,801	(60,131)	10,115
Net income (loss)	$53,547	$(138,442)	$32,585

Net income (loss) per common share:
Basic	$0.55	$(1.41)	$0.31
Diluted	$0.54	$(1.41)	$0.31

Weighted-average common shares outstanding:
Basic	98,108,245	97,910,314	104,437,460
Diluted	99,322,220	97,910,314	105,340,148

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	67.6%	95.5%	68.9%
Store impairment	—	2.5%	—
Gross profit	32.4%	2.0%	31.1%
Selling, general and administrative expenses	24.5%	35.8%	26.5%
Income (loss) from operations	7.9%	-33.8%	4.6%
Other (loss) income, net	0.0%	0.1%	0.3%
Income (loss) before income taxes	7.9%	-33.7%	4.9%
Income tax expense (benefit)	2.1%	-10.2%	1.1%
Net income (loss)	5.8%	-23.5%	3.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,	April 30,
	2021	2021	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$364,247	$395,635	$588,740	$291,199
Marketable securities	164,430	174,695	65,121	229,163
Accounts receivable, net of allowance for doubtful accounts of $2,155, $4,028, $6,304 and $892, respectively	85,307	89,952	55,910	88,390
Inventory	477,777	389,618	335,640	408,362
Prepaid expenses and other current assets	189,268	173,432	131,517	122,183
Total current assets	1,281,029	1,223,332	1,176,928	1,139,297
Property and equipment, net	988,973	967,422	880,353	829,072
Operating lease right-of-use assets	1,093,037	1,114,762	1,116,597	1,088,290
Marketable securities	100,680	123,662	13,272	93,894
Deferred income taxes and other assets	115,888	117,167	169,054	101,267
Total Assets	$3,579,607	$3,546,345	$3,356,204	$3,251,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$251,944	$237,386	$104,702	$174,258
Current portion of operating lease liabilities	246,226	254,703	243,671	214,443
Short-term debt (1)	—	—	220,000	—
Accrued expenses, accrued compensation and other current liabilities	393,430	414,043	315,204	259,478
Total current liabilities	891,600	906,132	883,577	648,179
Non-current portion of operating lease liabilities	1,060,228	1,074,009	1,088,932	1,092,180
Long-term debt (1)	—	—	—	—
Deferred rent and other liabilities	93,270	88,846	85,587	63,490
Total Liabilities	2,045,098	2,068,987	2,058,096	1,803,849

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 98,235,127, 97,815,985, 97,777,322 and 103,599,364 shares issued and outstanding, respectively	10	10	10	10
Additional paid-in-capital	17,585	19,360	3,593	—
Retained earnings	1,528,655	1,475,108	1,335,430	1,478,678
Accumulated other comprehensive loss	(11,741)	(17,120)	(40,925)	(30,717)
Total Shareholders’ Equity	1,534,509	1,477,358	1,298,108	1,447,971
Total Liabilities and Shareholders’ Equity	$3,579,607	$3,546,345	$3,356,204	$3,251,820
(1)

As noted in the Company’s Quarterly Report on Form 10-Q for the period ended July 31, 2020, the Company reclassified the borrowings under the Amended Credit Facility as of April 30, 2020 from long-term debt to short-term debt. See Note 6 in such filing for further discussion.

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Three Months Ended
	April 30,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$53,547	$(138,442)	$32,585
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,633	27,924	27,809
Non-cash lease expense	45,422	48,370	46,626
Provision (benefit) for deferred income taxes	37	(14,388)	4,163
Share-based compensation expense	4,570	4,872	5,553
Store impairment	—	14,528	—
Loss on disposition of property and equipment, net	121	439	552
Changes in assets and liabilities:
Receivables	4,760	32,118	(8,003)
Inventory	(87,427)	71,759	(38,551)
Prepaid expenses and other assets	(1,355)	(50,542)	(12,396)
Payables, accrued expenses and other liabilities	43,442	(29,071)	15,081
Operating lease liabilities	(51,644)	(27,219)	(47,526)
Net cash provided by (used in) operating activities	37,106	(59,652)	25,893
Cash flows from investing activities:
Cash paid for property and equipment	(42,589)	(43,518)	(37,716)
Cash paid for marketable securities	(94,889)	(45,517)	(129,896)
Sales and maturities of marketable securities	73,848	311,258	151,761
Net cash (used in) provided by investing activities	(63,630)	222,223	(15,851)
Cash flows from financing activities:
Borrowings under debt	—	220,000	—
Proceeds from the exercise of stock options	1,073	—	974
Share repurchases related to share repurchase program	—	(7,036)	(71,242)
Share repurchases related to taxes for share-based awards	(7,418)	(3,720)	(5,383)
Net cash (used in) provided by financing activities	(6,345)	209,244	(75,651)
Effect of exchange rate changes on cash and cash equivalents	1,481	(4,914)	(1,452)
(Decrease) increase in cash and cash equivalents	(31,388)	366,901	(67,061)
Cash and cash equivalents at beginning of period	395,635	221,839	358,260
Cash and cash equivalents at end of period	$364,247	$588,740	$291,199